QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 5.1

July 11, 2005

MediCor Ltd.
4560 South Decatur Boulevard, Suite 300
Las Vegas, Nevada 89103

Ladies and Gentlemen:

        We have acted as counsel to MediCor Ltd. (the "Company") in connection with the registration with the Securities and Exchange Commission by the Company of 4,166,191 shares of its Common Stock, par value $.001 per share (the "Common Stock"). The Common Stock is being registered pursuant to the Company's Registration Statement on Form SB-2 (File No. 333-121832) under the Securities Act of 1933, as amended (together with any amendments thereto, the "Registration Statement").

        We have reviewed the Registration Statement and such other documents, corporate records, certificates and instruments as we have deemed necessary.

        Based on the foregoing, and such other examination of law and facts as we have deemed necessary, we are of the opinion that the Common Stock has been duly and validly authorized, legally issued and is fully paid and non-assessable.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus, which is a part of the Registration Statement.

Very truly yours,

/s/ Clifford Chance US LLP

QuickLinks

  EXHIBIT 5.1